Exhibit 99.1

Company Contacts: Nuvectra Corporation	Investor Contacts: The Ruth Group

Walter Berger, COO & CFO (214) 474-3102 wberger@nuvectramed.com	Tram Bui / Brian Johnston (646) 536-7035 / 7028 investors@nuvectramed.com

Nuvectra™ Reports Second Quarter 2018 Financial Results

Reports Record Algovita® Sales of $11.5 million, Up 110% YoY

Plano, Texas, August 7, 2018 – Nuvectra Corporation (NASDAQ: NVTR), a neurostimulation medical device company, announced today financial results for the second quarter ended June 30, 2018.

Highlights

●	Reported record consolidated revenues of $13.1 million for the second quarter 2018.
●	Reached approximately 60 active territories for U.S. Algovita.
●	Submitted Virtis™ response to FDA, initiated new 180-day review process.

Scott Drees, CEO, said, “The second quarter represented another record quarter for our Algovita business, which benefited from new accounts, as well as from increased penetration in existing accounts. Our growth was further accelerated through the continued expansion of our U.S. commercial team, which now approximates 60 active territories. We look forward to further advancing our commercial momentum through 2018 and beginning to prepare for 2019.”

Mr. Drees continued, “With respect to Virtis, we have recently filed our response to FDA's requests, which we received late in the second quarter. FDA now has 180 days from our submission to review our response. Our focus remains on gaining U.S. approval as soon as possible, and we are working proactively with FDA to this end.”

Second Quarter Financial Results

Total revenue in the second quarter of 2018 was $13.1 million, an 82% increase from $7.2 million in the second quarter of 2017. Total Algovita sales were $11.5 million, a 110% increase from $5.5 million in the second quarter of 2017. Gross profit in the second quarter of 2018 was $6.9 million, or 53% gross margin, an increase from $3.7 million, or 51% gross margin, in the second quarter of 2017.

Operating expenses in the second quarter of 2018 were $17.7 million, a 23% increase from $14.4 million in the second quarter of 2017. The increase was primarily the result of an increase in sales personnel-related expenses as we have continued to increase sales of our Algovita product, as well as an increase in research, development and engineering personnel-related expenses and the timing of research project-related expenses.

Net loss for the second quarter of 2018 was $(11.8) million or $(0.83) per share, compared with a net loss of $(11.2) million, or $(1.07) per share, for the second quarter of 2017.

Total cash and cash equivalents were $43.7 million as of June 30, 2018.

Conference Call Information

Nuvectra will hold a conference call today, Tuesday, August 7, 2018, at 4:30pm ET to discuss the results. The dial-in numbers are (844) 882-7830 for domestic callers and (574) 990-9704 for international callers. The conference ID is 2980358. A live webcast of the conference call will be available on the investor relations section of the Company’s website at http://investors.nuvectramed.com/.

A replay of the call will be available starting on August 7, 2018 through August 14, 2018. To access the replay, dial (855) 859-2056 for domestic callers and (404) 537-3406 for international callers and enter access code 2980358. The webcast will be available in the investor relations section of the Company’s website for 90 days following the completion of the call.

About Nuvectra Corporation

NuvectraTM is a neurostimulation company committed to helping physicians improve the lives of people with chronic conditions. The Algovita® Spinal Cord Stimulation (SCS) System is our first commercial offering and is CE marked and FDA approved for the treatment of chronic intractable pain of the trunk and/or limbs. Our innovative technology platform also has capabilities under development to support other indications such as sacral neuromodulation (SNM) for the treatment of overactive bladder, and deep brain stimulation (DBS) for the treatment of Parkinson’s Disease. In addition, our NeuroNexus subsidiary designs, manufactures and markets leading-edge neural-interface technologies for the neuroscience clinical research market. Visit the Nuvectra website at www.nuvectramed.com

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements," including statements we make regarding the outlook for Nuvectra as an independent publicly-traded company. Forward-looking statements are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions, and therefore they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and may be outside of our control. Our actual performance may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Any forward-looking statement made by us is based only on information currently available to us and speaks only as of the date on which it is made.  Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include: (i) our ability to successfully commercialize Algovita and to develop, complete and commercialize enhancements or improvements to Algovita; (ii) our ability to successfully compete with our current SCS competitors and the ability of our U.S. sales representatives to successfully establish market share and acceptance of Algovita, (iii) the uncertainty and timing of obtaining regulatory approvals in the United States and Europe for our Virtis SNM system, (iv) our ability to successfully launch and commercialize the Virtis SNM system if and when it receives regulatory approval (v) our ability to demonstrate the features, perceived benefits and capabilities of Algovita to physicians and patients in competition with similar products already well established and sold in the SCS market; (vi) our ability to anticipate and satisfy customer needs and preferences and to develop, introduce and commercialize new products or advancements and improvements to Algovita in order to successfully meet our customers’ expectations; (vii) the outcome of our development plans for our neurostimulation technology platform, including our ability to identify additional indications or conditions for which we may develop neurostimulation medical devices or therapies and seek regulatory approval thereof; (viii) our ability to identify business development and growth opportunities and to successfully execute on our strategy, including our ability to seek and develop strategic partnerships with third parties to, among other things, fund clinical and development costs for new product offerings; (ix) the performance by our development partners, including Aleva Neurotherapeutics, S.A., of their obligations under their agreements with us; (x) the scope of protection for our intellectual property rights covering Algovita and other products using our neurostimulation technology platform, along with any product enhancements or improvements; (xi) our ability to successfully build, attract and maintain an effective commercial infrastructure and qualified sales force in the United States; (xii) our compliance with all regulatory and legal requirements regarding implantable medical devices and interactions with healthcare professionals; (xiii) our reliance on each of Integer, our exclusive and sole manufacturer and supplier of parts and components for Algovita, and Minnetronix, Inc., our sole-source supplier of external peripheral devices; (xiv) any supplier shortages related to Algovita or its components and any manufacturing disruptions which may impact our inventory supply as we expand our business; (xv) any product recalls, or the receipt of any warning letters, mandatory corrections or fines from any governmental or regulatory agency; (xvi) our ability to satisfy the conditions and covenants, including trailing six month revenue milestones, of our Credit Facility; and (xvii) our ability to raise capital through means other than or in addition to the Credit Facility should it become necessary to do so, through another public offering of our common stock, private equity or debt financings, strategic partnerships, or other sources. Please see the section entitled “Risk Factors” in Nuvectra’s Annual Report on Form 10-K and in our other quarterly and periodic filings for a description of these and other risks and uncertainties.  We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Nuvectra Corporation

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS — Unaudited

(in thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Sales:
Product	$12,755	$6,665	$22,873	$11,253
Service	394	558	850	1,010
Total sales	13,149	7,223	23,723	12,263
Cost of sales:
Product	5,762	3,273	10,216	5,374
Service	474	266	828	576
Total cost of sales	6,236	3,539	11,044	5,950
Gross profit	6,913	3,684	12,679	6,313
Operating expenses:
Selling, general and administrative expenses	13,460	11,186	25,593	21,991
Research, development and engineering costs, net	4,226	3,221	7,506	7,594
Total operating expenses	17,686	14,407	33,099	29,585
Operating loss	(10,773)	(10,723)	(20,420)	(23,272)
Interest expense, net	936	398	1,786	768
Other expense, net	54	117	77	320
Loss before provision for income taxes	(11,763)	(11,238)	(22,283)	(24,360)
Provision for income taxes	15	—	28	—
Net loss	$(11,778)	$(11,238)	$(22,311)	$(24,360)
Other comprehensive gain:
Unrealized holding gain on investments arising during period	—	2	1	2
Other comprehensive gain	—	2	1	2
Comprehensive loss	$(11,778)	$(11,236)	$(22,310)	$(24,358)

Basic and diluted net loss per share	$(0.83)	$(1.07)	$(2.04)	$(2.34)
Basic and diluted weighted average shares outstanding	14,209	10,458	10,922	10,396

Nuvectra Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS—Unaudited

(in thousands except share and per share data)

	As of
	June 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$43,694	$28,165
Trade accounts receivable, net of allowance for doubtful accounts of $539 and $417 in 2018 and 2017, respectively	10,037	10,875
Inventories	4,717	4,978
Prepaid expenses and other current assets	1,792	1,011
Total current assets	60,240	45,029
Property, plant and equipment, net	5,873	6,219
Intangible assets, net	1,278	1,428
Goodwill	38,182	38,182
Other long-term assets	109	245
Total assets	$105,682	$91,103

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,431	$2,043
Accrued liabilities	8,534	8,827
Accrued compensation	4,748	4,392
Short-term debt	-	789
Total current liabilities	14,713	16,051
Other long-term liabilities	692	993
Long-term debt, net	38,674	25,886
Total liabilities	54,079	42,930

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value, 100,000,000 shares authorized; 14,254,086 and 10,849,385 shares issued and outstanding in 2018 and 2017, respectively	14	11
Additional paid-in capital	151,736	125,999
Accumulated other comprehensive loss	—	(1)
Accumulated deficit	(100,147)	(77,836)
Total stockholders’ equity	51,603	48,173

Total liabilities and stockholders’ equity	$105,682	$91,103